Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated September 9, 2008 (Except for Note 18 and 19 as to which the date is October 29, 2008) for the financial statements for the years ended June 30, 2008 and 2007, in this Pre-Effective Amendment 5 to Form S-1/A of JPAK Group, Inc. for the registration of shares of its common stock. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Patrizio & Zhao, LLC
PATRIZIO & ZHAO, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
October 29, 2008